Exhibit 99.1

Michael Kramer Named CEO and Director of First Security Group
Banking Veteran Brings Deep Experience, Strong Leadership

CHATTANOOGA, Tenn., December 29, 2011 – Financial services veteran Michael Kramer has been named chief executive officer and director of First Security Group, Inc. (NASDAQ: FSGI).  As previously announced on December 6, 2011, Mr. Kramer was appointed as chief executive officer of FSGBank, N.A., the wholly-owned community-bank subsidiary of First Security.  FSGBank is a $1.1 billion bank based in Chattanooga, Tennessee with 31 full-service offices in eastern and middle Tennessee and northern Georgia.

“Certainly 2011 has been a year of change and transition for FSG,” said First Security Group Lead Director Carol H. Jackson.  “With this appointment, Mike can now lead the company in all aspects.  As a shareholder of FSG, I consider today an exciting day as we can focus our complete attention on creating a successful, profitable community bank.”

Mr. Kramer most recently was managing director of Ridley Capital Group, a private equity/merchant banking firm focused on financial service companies.  He has more than 20 years of executive leadership in commercial and retail banking, correspondent banking, credit and risk management, treasury management services, banking operations/technology and market management.

For the past decade he has focused on operational and credit turnarounds in super-community and community banks, and has worked extensively with regulatory agencies including the Federal Reserve Bank and Office of the Comptroller of the Currency.

Mr. Kramer succeeds Roger Holley, who resigned as CEO in April 2011.  Mr. Kramer will also serve as President of First Security and FSGBank as well as a director of FSGBank, subject to regulatory non-objections.

“Every day, I become more energized about the opportunity to create a special and unique community bank for our customers, employees and shareholders.  With the combination of strong existing and select new employee talent, we will provide superior service to our customers as well as be active within our communities,” Mr. Kramer said.  “We look forward to 2012 and creating the next chapter for FSGBank.”

As an inducement to Mr. Kramer joining First Security and as a material term of his at-will employment agreement, he was awarded 35,000 shares of First Security's common stock.  The stock closed at $1.78 on December 28, 2011.  As a result of the grant, First Security has approximately 1,684,000 issued and outstanding shares.

Prior to his tenure with Ridley Capital, Mr. Kramer was president and CEO of Ohio Legacy Corporation, a bank holding company based in Wooster, Ohio.  During his five-year tenure, he led a Board and management reorganization, executed a credit turnaround strategy and balance sheet transformation, which resulted in the recapitalization of the company by Excel Bancorp.

From 1999 to 2004 he was chief operating officer and chief technology officer at Evansville, Indiana-based Integra Bank Corporation, where he led a team that transformed operating, technology and product platforms. His teams built the bank’s Treasury Management, Electronic Banking and Mortgage Banking businesses.

Among other career highlights, Mike led the correspondent banking practice at Cincinnati-based Star Bank,N.A. (kna as US bank) building the practice into the second largest Correspondent Bank in Kentucky and Ohio, was a member of the Strategic Advisory Board for Fiserv/CBS from 2001 to 2004  and led various key initiatives with Deluxe Corporation, a Fortune 500 financial services company.

Mr. Kramer and his wife Meg have been active on various boards in the communities in which they’ve lived including the Canton Symphony Orchestra, Main Street Wooster, North Coast Young Life, Wooster Arts Jazz Festival and The BioHio Research and Development Center Board.

He earned his undergraduate degree from Grove City College and has served there as an Adjunct Professor of Entrepreneurship focusing on Banking and Risk Management.

Founded in 1999, First Security's community bank subsidiary, FSGBank, has 31 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning and Internet banking services (www.FSGBank.com).

# # #

Contact:	John R. Haddock, CFO

(423) 308-2075